EXHIBIT 1

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Spero Therapeutics, Inc.

Date: January 31, 2020

LUNDBECKFOND INVEST A/S

By:	/s/ Lene Skole

Name: Lene Skole
Title: Chief Executive Officer & Attorney-in-Fact*

By:	/s/ Mette Kirstine Agger

Name: Mette Kirstine Agger
Title: Attorney-in-Fact*

LENE SKOLE

/s/ Lene Skole

CASPER BREUM

/s/ Casper Breum

This Schedule 13G was executed by Lene Skole and Mette Kristine Agger on behalf of the entity listed above, as indicated, pursuant to that certain Power of Attorney, a copy of which is already on file with the appropriate agencies.